Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Amended and Restated QEP Midstream Partners, LP 2013 Long-Term Incentive Plan of our reports dated February 24, 2015, with respect to the combined consolidated statements of Tesoro Logistics LP and the effectiveness of internal control over financial reporting of Tesoro Logistics LP included in its Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Antonio, Texas
August 6, 2015